CONSENT OF PERFORMANCE VERIFICATION FIRM

As the performance verification firm for Bruce P. DeLaurentis and Kensington Analytics LLC, we hereby consent to (i) reference to the use of return information that has been derived from information that has been verified by Alpha Performance Verification Services, Inc. and (ii) to all references to our firm included in or made a part of the Prospectus and Statement of Additional Information in the Post-Effective Amendment to the Registration Statement on Form N-1A of the Kensington Managed Income Fund (a series of Advisors Preferred Trust).

Alpha Performance Verification Services, Inc.

1913 Stuart Avenue

Richmond, VA 23220

by  /s/  Michael W. Hultzapple, CPA, CFA, CIPM

Managing Director

May 16, 2019